Exhibit 10.6

Aprea Therapeutics, Inc.

Inducement Restricted Stock Unit Award Notice

Nadeem Q. Mirza, M.D., M.P.H.

You have been awarded a restricted stock unit award (each an “RSU” and collectively, the “RSUs”) of Aprea Therapeutics, Inc., a Delaware corporation (the “Company”), as an inducement material to your acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grant”). The Inducement Grant is subject to the terms of the Restricted Stock Unit Award Agreement attached hereto (together with this Award Notice, the “Agreement”). Each RSU is equivalent in value to one share of common stock of the Company, par value $0.001 per share (the “Common Stock”) and represents the Company’s commitment to issue one share of Common Stock at a future date, subject to the terms of the Agreement. The RSUs are credited to a separate account maintained for you on the books and records of the Company (the “Account”). Capitalized terms not defined herein shall have the meanings specified in the Agreement.

Restricted Stock Units:	You have been awarded the number of RSUs as follows, subject to adjustment as provided in the Agreement. RSUs Awarded 6,730

Grant Date:	May 1, 2024

Vesting Commencement Date:	May 1, 2024

Vesting Schedule:

Except as otherwise provided in the Agreement or any other agreement between the Company or any of its Subsidiaries and you, the RSUs shall vest in three (3) equal installments on each of the first, second and third anniversaries of the Vesting Commencement Date (each such date, a “Vesting Date”) if, and only if, you are, and have been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (i) employed by the Company or any of its Subsidiaries; (ii) serving as a Non-Employee Director; or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable Vesting Date.

APREA THERAPEUTICS, INC.

By:

Name: Oren Gilad. Ph.D.

Title: President and Chief Executive Officer

ACTIVE\1608901146.5

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Aprea Therapeutics, Inc., I hereby acknowledge receipt of the Agreement, accept the RSUs granted to me and agree to be bound by the terms and conditions of this Award Notice and the Agreement.

____________________________________

Holder

ACTIVE\1608901146.5

Aprea Therapeutics, Inc.

Inducement RESTRICTED STOCK UNIT AWARD AGREEMENT

The Company hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions herein, a number of RSUs, as set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in this Agreement.

1.	Inducement Restricted Stock Unit Grant, No Plan, and Certain Definitions. This Agreement and the RSUs granted hereunder are a stand-alone inducement award in accordance with Nasdaq Listing Rule 5635(c)(4) and the RSUs are not granted under, subject to, governed by and do not reduce the share reserve under the Company’s 219 Equity Incentive Plan (the “Plan”). Nonetheless, certain terms and provisions of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan (collectively, the “Applicable Plan Provisions”).
2.	Award Subject to Acceptance of Agreement. The RSU grant shall be null and void unless the Holder accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Holder’s stock account with the Company’s stock administrator according to the procedures then in effect).
3.	Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the RSUs unless and until, and only to the extent, such RSUs become vested pursuant to Section 3 hereof and the Holder is issued the shares and becomes a stockholder of record with respect to such shares. The RSUs include a right to Dividend Equivalents equal to the value of any dividends paid on the Common Stock for which the dividend record date occurs between the Grant Date and the date the RSUs are settled or forfeited. Subject to vesting, each Dividend Equivalent entitles Holder to receive the equivalent cash value of any such dividends paid on the number of shares of Common Stock underlying the RSUs that are outstanding during such period. Dividend Equivalents will be accrued (without interest) and will be subject to the same conditions as the shares of Common Stock to which they are attributable, including, without limitation, the vesting conditions, and the provisions governing the time and form of settlement of the RSUs.
4.	Restriction Period and Vesting.

4.1 Service-Based Vesting Conditions. All of the RSUs are nonvested and forfeitable as of the Grant Date set forth in the Award Notice. Except as otherwise provided for in this Agreement, the RSUs shall vest in accordance with the vesting schedule set forth in the Award Notice if, and only if, the Holder is, and has been, continuously (except for any absence for vacation, leave, etc. in accordance with the Company’s or its Subsidiaries’ policies): (i) employed by the Company or any of its Subsidiaries; (ii) serving as a Non-Employee Director; or (iii) providing services to the Company or any of its Subsidiaries as an advisor or consultant, in each case, from the date of this Agreement through and including the applicable Vesting Date specified in the Award Notice. The period of time prior to the vesting shall be referred to herein as the “Restriction Period.”

Notwithstanding the foregoing, in the event Holder’s employment is terminated without Cause (as defined in that certain Employment Agreement, dated April [___], 2024, by and between the Holder and the Company) within 12 months following a Change in Control and prior to the expiration of the Restriction Period, the RSUs shall be 100% vested on such termination date and shall be settled as set forth in Section 5.

ACTIVE\1608901146.5

4.2 Termination of Employment. Unless otherwise provided in this Agreement, if Holder’s employment with or service for the Company terminates for any reason prior to the expiration of the Restriction Period, any RSUs that are not then vested and nonforfeitable will be forfeited to the Company immediately and automatically upon such termination without payment of any consideration therefor and Holder will have no further right, title, or interest in or to such RSUs of the underlying shares of Common Stock.

5.	Settlement of Award

5.1.   Manner of Settlement. Holder is not required to make any monetary payment (other than applicable tax withholding, if required) as a condition to settlement of the RSUs. The Company will issue to Holder, in settlement of Holder’s RSUs and subject to the provisions of Section 6 below, the number of whole shares of Common Stock that equals the number of whole RSUs that become vested, and such vested RSUs will terminate and cease to be outstanding upon such issuance of the shares. Upon issuance of such shares, the Company will determine the form of delivery (e.g., a stock certificate or electronic entry evidencing such shares) and may deliver such shares on Holder’s behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason.

5.2.   Timing of Settlement. Holder’s vested RSUs will be settled by the Company, via the issuance of Common Stock as described herein, on the date that the RSUs become vested and nonforfeitable. However, if a scheduled issuance date falls on a Saturday, Sunday or federal holiday, such issuance date shall instead fall on the next following day that the principal executive offices of the Company are open for business. Notwithstanding the foregoing, in the event that (i) Holder is subject to the Company’s policy permitting officers, employees and directors to sell shares only during certain “window” periods, in effect from time to time or Holder is otherwise prohibited from selling shares of the Company’s Common Stock in the public market and any shares covered by Holder’s RSUs are scheduled to be issued on a day (the “Original Distribution Date”) that does not occur during an open “window period” applicable to Holder, as determined by the Company in accordance with such policy, or does not occur on a date when Holder is otherwise permitted to sell shares of the Company’s Common Stock in the open market, and (ii) the Company elects not to satisfy its tax withholding obligations by withholding shares from Holder’s distribution, then such shares shall not be issued and delivered on such Original Distribution Date and shall instead be issued and delivered on the first business day of the next occurring open “window period” applicable to Holder pursuant to such policy (regardless of whether you are still providing continuous services at such time) or the next business day when Holder is not prohibited from selling shares of the Company’s Common Stock in the open market, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Original Distribution Date occurs.

6.	Adjustments for Corporate Transactions and Other Events.

6.1.   Stock Dividend, Stock Split and Reverse Stock Split. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through an extraordinary cash dividend, the terms of this award of RSUs (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of Holder. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.2.   Merger, Consolidation and Other Events. If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the RSUs shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled. If the stockholders of the Company receive by reason

ACTIVE\1608901146.5

of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) to which a holder of the number of shares of Common Stock subject to the RSUs would have been entitled, in the same manner and to the same extent as the RSUs.

6.3. Change in Control. In the event of a Change in Control, the Board, as constituted prior to the Change in Control, may, in its discretion:

(a) require that the Restriction Period applicable to some or all outstanding RSUs shall lapse in full or in part, either immediately or upon a subsequent termination of employment;

(b) require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, or other property be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as determined by the Board in accordance with Section 6.1 or 6.2; and/or

(c) require outstanding RSUs, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (i) a cash payment in an amount equal to the number of shares of Common Stock then subject to the portion of such RSUs surrendered to the extent the performance measures applicable to such award have been satisfied or are deemed satisfied pursuant to Section 6.3(a)(iii), whether or not vested, multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

7.	Transfer Restrictions and Investment Representation.

7.1.    Nontransferability of Award. The RSUs may not be transferred by the Holder other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the RSUs may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the RSUs, the RSUs and all rights hereunder shall immediately become null and void.

7.2.    Investment Representation. The Holder hereby covenants that (a) any sale of any share of Common Stock acquired upon the vesting of the RSUs shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

8.	Additional Terms and Conditions of Award.

8.1.    Administration. The Committee is hereby authorized to interpret the Award Notice and this Agreement, to administer the RSUs and to otherwise exercise the same authority with respect to the RSUs as the Committee possesses under the Plan with respect to Awards granted thereunder. By accepting this Agreement, the Grantee hereby acknowledges and agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to the RSUs.

ACTIVE\1608901146.5

8.2.    Withholding Taxes.

(a)As a condition precedent to the delivery to the Holder of any of the shares of Common Stock subject to the RSUs, the Holder shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Holder to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the RSUs. If the Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Holder.

(b)Holder shall satisfy his or her obligation to advance the Required Tax Payments by the Company withholding whole shares of Common Stock which would otherwise be delivered to Holder upon vesting of the RSUs having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments. Notwithstanding the foregoing, the Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a check or cash payment to the Company, (ii) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iii) if approved by the Company (or, if the Holder is subject to Section 16 of the Exchange Act, by the Committee), authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Holder upon the vesting of the RSUs having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (iv) except as may be prohibited by applicable law, a cash payment by a broker whom the Company has selected for this purpose and to whom the Holder has authorized to sell any shares acquired upon the vesting of the RSUs to meet the Required Tax Payments, or (v) any combination of (i), (ii) and (iii). Shares to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such greater withholding amount to the extent permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment). Any fraction of a share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Holder. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

8.3.    Compliance with Applicable Law. The RSUs are subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the RSUs upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Common Stock subject to the RSUs shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

8.4.    Award Confers No Rights to Continued Employment. In no event shall the granting of the RSUs or their acceptance by the Holder, or any provision of the Agreement, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

8.5.    Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the RSUs. Any interpretation, determination or other action made or taken by the Board or the Committee regarding this Agreement shall be final, binding and conclusive.

8.6.    Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement.

ACTIVE\1608901146.5

8.7.    Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Aprea Therapeutics, Inc., Attention: Scott Coiante, 535 Boylston Street, Boston, MA 02116, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

8.8.    Governing Law. This Agreement, the RSUs and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

8.9.    Entire Agreement. This Agreement, with the Applicable Plan Provisions, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

8.10.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

8.11.    Amendment and Waiver. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially impair the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

8.12.    Compliance With Section 409A of the Code. The RSUs are intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment. To the extent this Agreement provides for the RSUs to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the Holder’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Holder is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the RSUs constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, such shares of Common Stock shall be transferred to the Holder or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Holder’s death.

ACTIVE\1608901146.5